Exhibit 2.1

TRUST COMPANY AGREEMENT AND PLAN OF MERGER

by and among

CHEMUNG CANAL TRUST COMPANY

PARTNERS TRUST FINANCIAL GROUP, INC.

PARTNERS TRUST BANK

and

upon organization, PARTNERS LIMITED TRUST CO.

Dated as of October 11, 2006

TRUST COMPANY AGREEMENT AND PLAN OF MERGER

THIS TRUST COMPANY AGREEMENT AND PLAN OF MERGER, dated as of October 11, 2006 (this "Agreement"), is made by and among Partners Trust Financial Group, Inc., a Delaware corporation ("Parent"), Partners Trust Bank, a federal savings association and a wholly owned subsidiary of Parent ("Partners Trust" and, together with Trust Company (as defined below) "Seller") and Chemung Canal Trust Company, a New York State bank and trust company ("Purchaser"), and is to be joined by Partners Limited Trust Co., a New York State limited trust company to be formed as a wholly owned subsidiary of Parent ("Trust Company").

RECITALS

WHEREAS, Partners Trust is a wholly owned subsidiary of Parent and currently holds the Trust Assets (as defined below);

WHEREAS, Trust Company is a limited trust company to be incorporated under the laws of the State of New York for the purpose of facilitating Purchaser's acquisition of the Non-objecting Trust Accounts (as defined below);

WHEREAS, as soon as practicable following the date hereof, Parent will make application to the Department of Banking of the State of New York (the "Banking Department") to establish Trust Company as a trust company under the laws of the State of New York and as a wholly owned subsidiary of Parent and, following the establishment of Trust Company, Partners Trust will petition the Supreme Court of the State of New York to have Trust Company substituted in every fiduciary capacity in place of Partners Trust as the trustee and fiduciary with respect to all of the Trust Accounts (as defined herein) pursuant to Section 154 of the New York Banking Law;

WHEREAS, the parties intend that, as soon as practicable following entry of the court order pursuant to Section 154, Trust Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Purchaser (Trust Company and Purchaser are sometimes collectively referred to herein as the "Constituent Corporations") with Purchaser as the surviving corporation;

WHEREAS, the Boards of Directors of Purchaser, Parent and Partners Trust have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for herein; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in this Article I shall have the meanings assigned to them in this Article I and shall include the plural as well as the singular.

Affiliate - With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Agreement - As defined in the Introduction hereof, including all written disclosures pursuant hereto, amendments hereof and supplements thereof.

Acquisition - shall mean the acquisition by Parent, Partners Trust or any of their Subsidiaries of the assets or stock of another entity if such entity's business involves trust or investment management activities.

Banking Department - As defined in the Recitals.

Burdensome Condition - As defined in Section 8.2(c).

Business Day - Any day except a Saturday, Sunday or any day which is a legal holiday or a day on which the Federal Reserve Bank of New York is closed. All time periods in this Agreement based on a number of days shall be deemed to refer to calendar days unless the term Business Day is specifically used.

Change in Control - shall mean the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Parent or Partners Trust in which Parent or Partners Trust is not the resulting or surviving entity, or the sale or other disposition of all or substantially all of Parent's or Partners Trust's assets, in each case as may be subject to regulatory approval under any state or federal banking law, rule or regulation, including but not limited to, the Bank Merger Act (12 U.S.C. Section1828 (c)), the Change in Bank Control Act (12 U.S.C. Section 1817 (j)) and OTS regulations regarding purchase or sale of assets, or assumption of liabilities (12 C.F.R. 563.22).

Closing - As defined in Section 10.1(a).

Closing Date - As defined in Section 10.1.

Competitive Activity - shall mean the lines of business in which Seller acts in a fiduciary capacity in connection with the Trust Accounts such that it is a trustee holding title to assets for the benefit of a third party for remuneration; provided, however, "Competitive Activity" shall not include:

(i) any line of business in which Seller is presently engaged, where it would be deemed a fiduciary by operation of law as a result of functions traditionally related to non-trust department banking or financial services, including, but not limited to, any line of business in which Seller acts as custodian for individual retirement accounts; and

(ii) any line of business which Partners Trust's investment services division presently provides, including limited investment management activities consistent with past practice, broker-dealer activities, or acts as trustee or any other fiduciary for its customers, but solely in connection with such limited investment management activities or broker-dealer activities.

Constituent Corporations - As defined in the Recitals.

Effective Time - As defined in Section 2.2.

Encumbrance - Any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

Fair Market Value - An amount equal to the fair market value of the Trust Asset Portfolio, as determined by Seller, consistent with the past practice of Partners Trust through the date of this Agreement.

Fees - With respect to any Trust Account, all fees which Seller is entitled to receive with respect to such Trust Account pursuant to the Governing Agreements, including, without limitation, all account administration fees (whether payable annually, quarterly, monthly or otherwise) and any asset administration fees.

GAAP - With respect to any financial statement, generally accepted accounting principles as used in the United States of America as in effect at the time such financial statement was prepared.

Governing Agreements - All trusts, wills, contracts, resolutions, agreements and other written documentation pursuant to which the Trust Accounts have been established and/or are governed, including any amendments thereto.

Governmental Entity - Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States or any other nation, whether federal, state or local.

Indemnified Party - As defined in Section 7.2(a).

Indemnifying Party - As defined in Section 7.2(a).

Injunction - As defined in Section 8.1(b).

Investment Management Accounts - All investment management accounts managed by the trust department of Partners Trust disclosed in Section 3.10(c) of the Partners Disclosure Schedule.

Losses - Any and all after-tax costs, losses, taxes, liabilities, obligations, damages, lawsuits, claims, demands and expenses (including Third-Party Claims), including reasonable attorney's fees and all amounts paid in investigation, defense or settlement of any of the foregoing. Notwithstanding anything in this Agreement to the contrary, no party hereto shall be required to indemnify or hold harmless any other party hereto or otherwise compensate any other party hereto for Losses with respect to exemplary, consequential, special, indirect or punitive damages, including any loss theories based on a multiple of purchase price or lost profits.

Material Adverse Effect - means (a) with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party, other than any such effect attributable to or resulting from (i) a client's transfer of any Trust Assets from Seller, (ii) changes in interest rates or general economic conditions or a general decline in the securities market resulting in a reduction in the market value of securities on which fee income is calculated, (iii) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (iv) any change in GAAP or applicable regulatory accounting principles, (v) any action or omission of a party taken with the express prior written consent of the other parties hereto or (vi) the execution, delivery or announcement of this Agreement or the transaction contemplated hereby; or (b) with respect to any party, a material adverse effect on the ability of any party to consummate the transactions contemplated hereby.

Merger - As defined in the Recitals.

Merger Consideration - An amount equal to the sum of (i) the product of (x) the Merger Premium, multiplied by (y) the Fair Market Value of the Trust Asset Portfolio on the business day immediately preceding the Closing Date, plus (ii) the total stockholder's equity of Trust Company on the Closing Date as computed in accordance with GAAP.

Merger Premium - Shall mean 1.49%, subject to adjustment in accordance with Section 2.12 hereof.

New Customer - Any Person who does not, or whose Affiliate or immediate family member does not, have a business relationship with the trust department of Partners Trust on or prior to the date of this Agreement.

Non-objecting Trust Account - Any Trust Account with respect to which the Trust Company is named the successor trustee pursuant to the Section 154 Order.

NYBL - The New York Banking Law of the New York State Consolidated Laws, as amended.

Objecting Trust Account - Any Trust Account with respect to which the Trust Company is not named the successor trustee pursuant to the Section 154 Order.

OTS - the Office of Thrift Supervision.

Partners Trust Regulatory Reports - The Thrift Financial Reports of Partners Trust, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), as filed with the OTS with respect to each calendar quarter beginning with the quarter ended December 31, 2005, through the Closing Date.

Person - Any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

Purchaser - As defined in the Introduction.

Records - All Governing Agreements and all records (in whatever form or media) and original documents in Seller's possession which pertain to and/or are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the Trust Accounts and the Trust Asset Portfolio and all such records and original documents respecting the Non-objecting Trust Accounts.

Requisite Regulatory Approvals - As defined in Section 8.1(a).

Section 154 Order - The order of the Supreme Court entered in connection with the Section 154 Petition substituting Trust Company for Partners Trust in every fiduciary capacity designated therein with respect to the Non-objecting Trust Accounts.

Section 154 Petition - The petition to the Supreme Court to be filed by Seller in accordance with Section 154 of the NYBL, pursuant to which Trust Company will be substituted in every existing fiduciary capacity for Seller with respect to all Non-objecting Trust Accounts.

Seller - As defined in the Introduction.

Subsidiary - With respect to any Person, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, which is required by GAAP to be consolidated with such Person for financial reporting purposes.

Supreme Court - The Supreme Court of the State of New York.

Surviving Bank - As defined in Section 2.1.

Systems Records - All accounting information, reports, books, records, statements and data regularly maintained on microfiche, electronic information systems or electronic storage media, separately specifying or accounting for each Trust Account.

Third Party Claim - As defined in Section 7.2(a).

Trust Account - shall mean, collectively, (a) any of the trust or fiduciary accounts or Investment Management Accounts disclosed on Section 3.10(c) of the Partners Disclosure Schedule for which Seller acts as a fiduciary or manager, as such accounts may be increased, decreased or amended in the ordinary course of business between the date indicated on Section 3.10(c) and the close of business on the Closing Date, (b) any new trust or fiduciary accounts or Investment Management Accounts for which Seller acts as a fiduciary or manager opened between the date indicated on Schedule 3.10(c) of the Partners Disclosure Schedule and the close of business on the Closing Date (but excluding any new custody accounts opened after the date of this Agreement on behalf of any New Customer), and (c) any additional such accounts or relationships as Purchaser agrees in writing to be included as additional Trust Accounts in accordance with Section 6.5.

Trust Assets - With respect to any Trust Account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by Seller as fiduciary, investment manager, custodian or trustee, pursuant to or in connection with such Trust Account.

Trust Asset Portfolio - All Trust Assets held in the Trust Accounts (other than Objecting Trust Accounts).

Trust Company - As defined in the Recitals.

Trust Company Stock - As defined in Section 2.4.

Trust Party - As defined in Section 6.8.

ARTICLE II

THE MERGER

2.1 The Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the provisions of Article XIII of the NYBL, at the Effective Time, Trust Company shall merge with and into Purchaser. Purchaser shall be the surviving bank (hereinafter sometimes called the "Surviving Bank") in the Merger, and shall continue its corporate existence under the laws of New York State. The name of the Surviving Bank shall continue to be Chemung Canal Trust Company. At the Effective Time, the separate corporate existence of Trust Company shall terminate and all its assets shall rest in Purchaser without any conveyance or transfer, and Purchaser shall be responsible for all the liabilities of each of the Constituent Corporations existing as of the Effective Time.

2.2 Effective Time.

The Merger shall become effective on the effective date specified in the official certification of the Banking Department authorizing the Merger, which shall be no earlier than, and as soon as practicable after, the effective date and time of the Section 154 Order. The term "Effective Time" shall be the date and, if any, the time set forth in this official certification.

2.3 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the NYBL.

2.4 Conversion of Trust Company Stock.

At the Effective Time, all shares of capital stock of Trust Company (the "Trust Company Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Merger Consideration. All of the shares of Trust Company Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the certificate previously representing such shares of Trust Company Stock shall thereafter only represent the right to receive the Merger Consideration into which the shares of Trust Company Stock represented by such certificate have been converted pursuant to this Section 2.4.

2.5 Merger Consideration.

As consideration for the Merger, its efforts and expenses incurred in establishing the Trust Company, and for its agreement hereunder to use reasonable efforts to transfer the Non-objecting Trust Accounts to the Trust Company prior to the Closing Date, to not compete with Purchaser following the Closing as provided in Section 6.8 hereof, and to otherwise assist in the transfer of the Non-objecting Trust Accounts from Trust Company to Purchaser, Purchaser shall pay Partners Trust the Merger Consideration. The parties intend that the Merger be treated as an asset purchase for federal income tax purposes. As soon as practicable after the Closing Date, the parties shall cooperate in good faith in determining the allocation of the Merger Consideration in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Such allocation shall be reflected on Schedule 2.5 hereof. The parties shall file all applicable tax returns and other documents, including IRS Form 8594, in accordance with the agreed allocation and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so under applicable law). Purchaser shall deliver to Seller a copy of a completed IRS Form 8594 as soon as practicable following the Closing Date but in no event more than 90 days thereafter.

2.6 Payment of Merger Consideration at Closing.

At the Closing, Purchaser shall deliver, or cause to be delivered to Seller, an amount equal to the Merger Consideration by wire transfer to such account as Seller shall designate in writing at least two Business Days prior to the Closing Date.

2.7 Purchaser Bank Common Stock.

The shares of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged after the Merger.

2.8 Charter.

At the Effective Time, the Charter of Purchaser, as in effect at the Effective Time, shall be the Charter of the Surviving Bank.

2.9 By-Laws.

At the Effective Time, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law.

2.10 Directors and Officers.

The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

2.11 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser shall be entitled to revise the structure of the Merger, provided that (i) there are no adverse tax consequences to Parent or Seller as a result of the modification; (ii) the consideration to be paid to Seller under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure; (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise delay consummation of the transaction contemplated hereby; or (iv) such modification will not materially increase the expenses to be incurred by Parent or Seller in connection with the transactions contemplated hereby. Each of the parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.12 Purchase Price Adjustment.

(a) The parties acknowledge that the Merger Premium has been determined based, in part, on an assumption that the Trust Assets being transferred to Purchaser consist of the Trust Accounts disclosed on Section 3.10(c) of the Partners Disclosure Schedule (as of July 25, 2006). On the Closing Date, Seller shall prepare and deliver to Purchaser (i) a certificate setting forth the Trust Accounts as of the close of business on the business day immediately preceding the Closing Date (the "Closing Account List") and (ii) a certificate setting forth all New Accounts (as defined below) opened after July 25, 2006, including the New Account Fair Market Value (as defined below) for each such New Account (the "New Account List").

(b) If the Aggregate Loss Amount exceeds the Aggregate Gain Amount by more than $60 million, then the Merger Premium shall be reduced to 1.35%.

For the purposes of this Section 2.12, the following terms shall have the meanings set forth below:

"Aggregate Loss Amount" - Shall mean the sum of (i) the Lost Account Fair Market Value, plus the (ii) Partial Lost Account Fair Market Value.

"Aggregate Gain Amount" - Shall mean the sum of (i) Deposits, plus (ii) New Account Fair Market Value.

"Deposits" - Shall mean the aggregate Fair Market Value of all assets deposited into any Trust Account (other than an Excluded Account) reflected on Schedule 3.10(c) (as of July 25, 2006) after July 25, 2006 and until the Closing Date. For purposes of this calculation, the Fair Market Value of any given Deposit shall be determined as of the date each such asset is deposited into a Trust Account.

"Excluded Account" - Shall mean any estate, guardian or custody accounts and the Partners Trust Defined Benefit Plan.

"Lost Account" - Shall mean any Trust Account reflected on Partners Trust Disclosure Schedule 3.10(c) (as of July 25, 2006) which is not reflected on the Closing Account List and which has transferred in whole out of Seller's trust department prior to the Closing Date, but excluding (i) any Excluded Accounts or (ii) any transfers of Trust Accounts to Purchaser prior to the Closing Date.

"Lost Account Fair Market Value" - Shall mean the aggregate Fair Market Value of all Lost Accounts. For purposes of this calculation, the Fair Market Value of any Lost Account shall be as set forth on Schedule 3.10(c) (as of July 25, 2006).

"New Account" - Shall mean any Trust Account not reflected on Partners Trust Disclosure Schedule 3.10(c) (as of July 25, 2006) which is reflected on the Closing Account List, but excluding any Excluded Accounts.

"New Account Fair Market Value" - Shall mean the aggregate Fair Market Value of all New Accounts. For purposes of this calculation, the Fair Market Value of any New Account shall be (i) the aggregate Fair Market Value of all assets deposited in such account, in each case determined as of the date each such asset is deposited in such account, from the date any such New Account is opened with Seller and until the Closing Date, minus (ii) the aggregate Fair Market Value of all assets subject to a Transfer from such New Account, in each case determined as of the date each such asset is transferred, from the date any such New Account is opened with Seller and until the Closing Date.

"Partial Lost Account Fair Market Value" - shall mean the aggregate Fair Market Value of all Partial Lost Accounts. For purposes of this calculation, for any given Partial Lost Account, the Fair Market Value of such Partial Lost Account shall be the Fair Market Value of all assets Transferred from such account, in each case determined as of the date each such asset is Transferred.

"Partial Lost Account" - Shall mean any Trust Account reflected on Partners Trust Disclosure Schedule 3.10(c) (as of July 25, 2006) and as to which there has been a Transfer prior to the Closing Date, but excluding any Excluded Accounts.

"Transfer" - Shall mean the transfer of any portion of a Trust Account or New Account (but not including any Excluded Accounts), as applicable, to a party (other than Seller (provided that the portion of any account transferred to Seller still remains with the trust division of Seller), Purchaser or their respective affiliates) for which such party acts as a fiduciary or manager.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Parent and Partners Trust to Purchaser concurrent with the execution of this Agreement (the "Partners Disclosure Schedule"), Parent and Partners Trust, and, upon execution and delivery of this Agreement, Trust Company, hereby represent and warrant to Purchaser as follows:

3.1 Corporate Organization.

(a) Parent is a savings and loan holding company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on Parent.

(b) Partners Trust is a federal savings association organized and existing under the laws of the United States. Partners Trust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the conduct of Partners Trust's business with respect to the Trust Accounts.

(c) Upon its formation, Trust Company will be a trust company duly organized, validly existing and in good standing under the laws of the State of New York, with its principal office located in Binghamton, New York. Upon its formation, Trust Company will have the corporate power and authority to be substituted in every fiduciary capacity in place of Partners Trust with respect to the Trust Accounts, to act in such capacity thereafter and to conduct the business with respect to the Trust Accounts as currently conducted by Partners Trust.

(d) The minute books of Trust Company will contain true, complete and accurate records of all meetings and other corporate actions held or taken by the sole stockholder and the Board of Directors of Trust Company.

3.2 Capitalization.

Upon its formation, Parent will own all of the issued and outstanding shares of Trust Company Stock. Immediately prior to the Effective Time, all of the issued and outstanding shares of Trust Company Stock will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as provided in Section 114 of the NYBL. Immediately prior to the Effective Time, all of the outstanding shares of Trust Company Stock will be owned by Parent, free and clear of all Encumbrances, contracts, rights, options and assignments whatsoever. Immediately prior to the Effective Time, no shares of Trust Company Stock will be reserved for issuance, and Trust Company will not have and will not be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Trust Company Stock or any other equity security of Trust Company or any securities representing the right to purchase or otherwise receive any shares of Trust Company Stock or any other equity security of Trust Company.

3.3 Assets and Trust Assets.

(a) Except and to the extent contemplated by this Agreement, at the Closing, Trust Company will have no assets, liabilities (whether absolute, contingent, accrued or otherwise), properties, contracts, rights, obligations, or debts, other than cash or short-term cash equivalents constituting Trust Company's capitalization, and such other rights and obligations as may exist pursuant to the Governing Agreements in respect of the Non-objecting Trust Accounts.

(b) At the Closing, Trust Company will hold no Trust Assets other than the Trust Assets of the Non-objecting Trust Accounts, and the Trust Assets delivered to Purchaser hereunder with respect to each Non-objecting Trust Account will constitute all of the Trust Assets held in such Non-objecting Trust Accounts.

(c) Except and to the extent contemplated by this Agreement, at the Closing, Trust Company shall have engaged in no operations other than those related to its organization and capitalization.

3.4 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery of this Agreement by other parties hereto) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Partners Trust has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Partners Trust, and no other corporate proceedings on the part of Partners Trust are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Partners Trust and (assuming due authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding obligation of Partners Trust, enforceable against Partners Trust in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(c) Upon its formation, Trust Company will have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Trust Company of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly approved by the Board of Directors of Trust Company and by Parent as sole stockholder of Trust Company, and, upon such approvals, no other corporate proceedings on the part of Trust Company will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Trust Company and (assuming due authorization, execution and delivery of this Agreement by the other parties hereto) will constitute a valid and binding obligation of Trust Company, enforceable against Trust Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(d) Neither the execution and delivery of this Agreement by either Parent or Seller, nor the consummation by either Parent or Seller of the transactions contemplated hereby, nor compliance by Parent or Seller with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the organization certificate or by-laws of Parent or Seller, or (ii) assuming that the consents, permits, authorizations, approvals, filings and registrations referred to in Section 3.6 and Section 4.3 hereof are duly obtained, (x) violate any standard of common law applicable to Parent or Seller, or any material statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Seller or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the respective properties or assets of Parent or Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including, without limitation, any Governing Agreement) or other instrument or obligation to which Parent or Seller is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (y), for such violations, conflicts, breaches or defaults (other than those with respect to any Governing Agreement) which, either individually or in the aggregate, would not have a material adverse effect on the Non-objecting Trust Accounts (considered in the aggregate) or on Parent's or Seller's ability to consummate the transactions contemplated hereby.

3.5 Good Standing and Compliance Under Governing Agreements.

(a) As of the date hereof, Partners Trust has been validly appointed and is the duly acting trustee with respect to each of the Trust Accounts and in such capacity has valid legal title to the Trust Assets. Seller has not taken any action, nor has Seller to its knowledge omitted to take any action, which would cause it to be subject to disqualification or removal from any capacity that it now occupies with respect to any of the Trust Accounts, nor has Partners Trust been so disqualified or removed from any such capacity.

(b) Partners Trust has made available to Purchaser true (to Partners Trust's knowledge) copies of all Governing Agreements in the possession of Partners Trust. All of the various Governing Agreements to which Partners Trust is a party were duly executed and delivered by it. All of the Governing Agreements constitute valid and binding obligations of Partners Trust and, to Partners Trust's knowledge, each of the other parties thereto, enforceable against Partners Trust and, to Partners Trust's knowledge, each such other party in accordance with their respective terms, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

(c) Partners Trust has performed, in all material respects, all duties and obligations, made all determinations and complied, in all material respects, with all administrative procedures required to be performed or made by it under each of the Governing Agreements with respect to the Trust Accounts.

3.6 Consents and Approvals.

(a) Except for (i) the filing of an application by Parent with the Banking Department requesting approval to organize Trust Company under the NYBL, and approval of such application, (ii) the filing of an application by Parent with the Banking Department requesting approval under Section 142 of the NYBL to become a bank holding company upon the organization of Trust Company, and approval of such application, (iii) the filing with the Supreme Court of the Section 154 Petition and the issuance by the Supreme Court of the Section 154 Order, or the waiver of any of the foregoing requirements by the appropriate Governmental Entity, no consents, permits, approvals, authorizations or orders of or filings or registrations with any Governmental Entity or with any third party (including, without limitation, any party to any Governing Agreement) are required to be obtained or made by or on behalf of Parent or Seller in connection with (1) the execution and delivery by Parent and Seller of this Agreement and (2) the consummation by Parent or Seller of the Merger and the other transactions contemplated hereby (including without limitation the succession by Trust Company to all of the rights and obligations of Partners Trust as fiduciary with respect to the Non-objecting Trust Accounts).

(b) As of the date hereof, neither Parent nor Seller is aware of any reason relating to Parent or Seller why all consents and approvals (including the approval of the Banking Department with respect to the organization of the Trust Company and the entry by the Supreme Court of the Section 154 Order) will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the Merger and the other transactions contemplated by this Agreement (including without limitation the succession by Trust Company to all of the rights and obligations of Partners Trust as fiduciary with respect to the Non-objecting Trust Accounts).

3.7 Regulatory Reports; Examinations.

At Closing, Seller will have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity and will have paid all fees and assessments due and payable in connection therewith. The most recent OTS examination rating of Partners Trust's trust operations has been not less than "satisfactory". No Governmental Entity has initiated any proceeding or, to the knowledge of Seller, investigation into the business and operations of Seller with respect to the Trust Accounts. There is no unresolved violation asserted by any Governmental Entity with respect to any report or statement relating to any examinations of Seller with respect to the Trust Accounts.

3.8 Broker's Fees.

Except for the engagement by Parent of Sandler O'Neill & Partners, L.P., neither Parent nor Seller, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

3.9 Legal Proceedings.

(a) Neither Parent nor Seller is a party to any, and there are no pending or, to Parent's or Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or Seller (which proceedings, claims, actions or investigations involve or relate in any manner to the Trust Accounts, other than accounting proceedings), or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Seller (which involves or relates in any manner to the Trust Accounts).

(c) Seller has delivered to Purchaser a list of all pending accounting proceedings known to it relating to the Trust Accounts, if any, setting forth account name, account number, amount of Trust Assets involved and (if known) the attorneys representing Seller.

3.10 Administration of the Trust Accounts.

(a) Seller has properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements, applicable state and federal statutory laws and regulations and applicable common law fiduciary standards (including standards with respect to conflicts of interest and self-dealing). To Seller's knowledge, neither Seller nor any of its respective directors, officers or employees has committed any breach of trust with respect to any of the Trust Accounts.

(b) Schedule 3.10(b) of the Partners Disclosure Schedule sets forth any arrangements that have been put in place for any of Seller's employees in connection with the Merger.

(c) Schedule 3.10(c) of the Partners Disclosure Schedule sets forth a true, correct and complete listing, as of July 25, 2006, of all of the Trust Accounts and the Fair Market Value of the Trust Assets held in such Trust Accounts together with the account number. Schedule 3.10(c)(1) of the Partners Disclosure Schedule sets forth a true, correct and complete listing of all of the Trust Assets as of July 31, 2006 and the Fair Market Value of such Trust Assets as of July 28, 2006. These listings accurately present, and the updates of same delivered in accordance with Section 6.5 hereof will accurately present, as of the dates thereof, the foregoing information.

(d) To Seller's knowledge, there is no default existing under any Governing Agreement and there is no event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, would constitute an event of default under any Governing Agreement.

(e) Schedule 3.10(e) of the Partners Disclosure Schedule sets forth a listing of the Trust Accounts where the trustee may be removed and replaced for any reason.

3.11 Compliance with Applicable Law.

Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and operations with respect to the Trust Accounts under and pursuant to all, and in the conduct of such business and operations has complied in all material respects with and has not been and is not in violation or default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity, and Seller has not received written notice of any violations of any of the above.

3.12 Records.

The Records and the Systems Records relating to the Trust Accounts (a) have been maintained in all material respects in accordance with Partners Trust's policies and procedures in effect on the date hereof, applied on a consistent basis, (b) are accurate and complete in all material respects and (c) provide in all material respects an accurate and complete separate record for each Trust Account's Trust Assets.

3.13 Files.

Seller's files relating to the Trust Accounts contain copies of all Governing Agreements that are in Seller's possession and all other material documentation within its possession regarding Seller's performance of and compliance with its duties and obligations under the Governing Agreements, including, without limitation, all material correspondence within Seller's possession between Seller and other persons relating to any of the Trust Accounts.

3.14 Fees.

Seller's fee arrangements in effect as of the date of this Agreement with respect to the Trust Accounts are enforceable in accordance with the terms of the applicable Governing Agreements or applicable statute, as the case may be, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

3.15 Financial Information.

(a) The Partners Trust Regulatory Reports have been prepared in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and are true and correct in all material respects as of and for the periods ended on the dates thereof, in accordance with applicable regulatory and accounting principles applied on a consistent basis.

(b) The books of account of Seller with respect to the Trust Accounts have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(c) At the Effective Time, Trust Company will have no liabilities, absolute or contingent, of any kind, other than those contingent liabilities relating to its ownership of the Trust Assets and administration of the Trust Accounts.

3.16 Disclosure.

No representation or warranty of Seller in this Agreement and no statement in the Partners Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Parent and Seller concurrent with the execution of this Agreement ("Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to Parent and Seller as follows:

4.1 Organization.

Purchaser is a New York State bank and trust company duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the ability of Purchaser to consummate the Merger and to provide trust services to the Trust Accounts. Purchaser is authorized to exercise any or all of the powers specified in Sections 100, 100-a, 100-b and 100-c of the NYBL.

4.2 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery of this Agreement by Seller) constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Association or by-laws of Purchaser or (ii) assuming the consents, permits, authorization, approvals, filings and registrations set forth in Section 4.3 are obtained or made, (A) violate any standard of common law applicable to Purchaser or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its properties or assets or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

4.3 Consents and Approvals.

(a) Except for (i) the filing of an application with the FDIC and the Banking Department in connection with the Merger and the approval of such application, no consents, permits, authorizations, approvals or orders of, or filings or registrations with, any Governmental Entity or with any third party are required to be obtained or made by or on behalf of Purchaser in connection with (1) the execution and delivery by Purchaser of this Agreement or (2) the consummation of the Merger and the other transactions contemplated hereby.

(b) As of the date hereof, Purchaser is not aware of any reasons relating to Purchaser why all consents and approvals will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

4.4 Financing.

On or prior to the Closing Date, Purchaser will have sufficient funds to enable Purchaser to consummate the transactions contemplated hereby.

4.5 Broker's Fees.

Except for the engagement of Keefe, Bruyette & Woods, Inc., neither Purchaser nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finders' fees in connection with any of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Seller.

(a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser, Partners Trust (and, following the entry by the Supreme Court of the Section 154 Order, Trust Company) shall carry on its business and operations with respect to the Trust Accounts in the ordinary course consistent with past practice in compliance with all applicable law and regulations and in compliance with the Governing Agreements and shall not modify its Fee schedule or increase the individual Fees applicable to any of the Trust Accounts. Partners Trust (and, following the entry by the Supreme Court of the Section 154 Order, Trust Company with respect to the Non-objecting Trust Accounts) will use its reasonable best efforts to (x) preserve its business with respect to the Trust Accounts intact and (y) preserve for itself the goodwill of all Persons with whom fiduciary and business relationships exist under the Trust Accounts, provided that the filing of an objection with respect to any Trust Account during the Section 154 proceedings shall not in itself be deemed to constitute a breach of the covenants contained in this Section 5.1.

(b) Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Purchaser, during the period from the date of this Agreement through the Effective Time, Seller shall not (i) reduce or agree to reduce any Fees or other compensation payable with respect to any Trust Account unless such reduction is required under the Governing Agreements, (ii) accelerate any fees from any Trust Account not in the ordinary course of business, or (iii) amend any Governing Agreement unless such amendment is requested by a beneficiary of the Trust Account or a party to the Governing Agreement other than Seller and otherwise is permitted under the Governing Agreement.

5.2 Covenants of Trust Company.

Prior to the Effective Time, Seller shall take no action other than as contemplated by this Agreement or as shall be necessary to effect the transactions contemplated by this Agreement or to carry on the business with respect to the Trust Accounts in the ordinary course consistent with the past practice of Seller with respect to such accounts. All cash money accounts and securities accounts of the Trust Accounts will be in balance as of the Closing Date, except for overdrafts incurred in the ordinary course of Seller's personal trust business.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Commercial Efforts.

(a) Subject to the terms and conditions hereof, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Section 154 Order, the Merger and the other transactions contemplated by this Agreement.

(b) In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, to validly appoint Purchaser as trustee of the Trust Accounts, to vest Purchaser with valid legal title to any of the Trust Assets or to otherwise enable Purchaser to lawfully administer the Non-objecting Trust Accounts, Partners Trust shall reasonably cooperate with Purchaser and shall take all such lawful and necessary action as may be reasonably required. Partners Trust shall promptly provide such information and reasonable assistance as may be requested by Purchaser in connection with the foregoing.

(c) Seller agrees to assist Purchaser in the orderly transfer of trust administration business and conversion of the related data files and Records associated with the business and acknowledges that Purchaser may use a trust administration operating system different from its own.

6.2 Regulatory and Other Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, authorizations and orders or waivers thereof, of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Parent and Seller shall be responsible for obtaining all such permits, consents, approvals, authorizations and orders in connection with the organization of Trust Company and the substitution of Trust Company as fiduciary with respect to the Trust Accounts, including but not limited to, (i) the approval of the Banking Department with respect to the organization of Trust Company, (ii) the approval by the Banking Department of the establishment of Parent as a New York bank holding company, and (iii) the entry by the Supreme Court of the Section 154 Order, and all costs and expenses associated therewith shall be borne by Seller. Purchaser shall be responsible for obtaining all such permits, consents, approvals, authorizations and orders in connection with the Merger, including but not limited to (i) the approval of the FDIC and Banking Department of the Merger and (ii) the filing by the Superintendent of Banks of the Banking Department of the certificate of merger, and all costs and expenses associated therewith shall be borne by Purchaser. Purchaser, Parent and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser, Parent, or Seller, as the case may be, which appears in any filing, application or petition made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide Parent or Seller with a right to review any information provided by Purchaser, or Purchaser with a right to review any information provided by Parent or Seller, to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, authorizations and orders of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Purchaser shall have the right to review and to approve all written materials to be used by Parent or Seller, as applicable, in connection with obtaining all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the application to the Banking Department in connection with the organization of Trust Company, the Section 154 Petition and any notices mailed or published in accordance with Section 154 of the NYBL). Seller shall have the right to review and to approve all written materials to be used by Purchaser in connection with obtaining all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the application to the FDIC and Banking Department for approval of the Merger). In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

(b) Purchaser, Parent and Seller shall, upon request, furnish each other with all reasonable information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Parent, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide Parent or Seller with a right to any information provided by Purchaser, or Purchaser with a right to any information provided by Parent or Seller, to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby.

(c) Purchaser, Parent and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, authorization or approval is required for consummation of the transactions contemplated by this Agreement or any communication from any third party made in connection with any such consent, authorization or approval (including, in the case of Seller, any written objection with respect to the Section 154 Petition).

6.3 Access to Information.

(a) During the period from the date hereof to the Closing Date, subject to applicable laws relating to the exchange of information, Seller shall authorize and permit Purchaser and its representatives, accountants and counsel to have reasonable access to the Records, and, to the extent reasonably necessary, shall make available Seller's representatives to respond to questions regarding the Records. In connection with such examination and access, Purchaser agrees to observe any confidentiality agreements known to it between Seller and third parties related to such information. The information and access contemplated by this Section 6.3(a) shall be provided during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of Seller's or its Subsidiaries' businesses.

(b) For purposes of Purchaser's investigation pursuant to this Section 6.3(b), Seller upon reasonable written or oral notice shall use its reasonable efforts to attempt to cause any third party under contract to Seller to furnish to Purchaser, and to its authorized representatives, reasonable access to such party's books, records and properties, including, without limitation, all investment, regulatory, financial, accounting, and tax records and files relating to the administration of the Trust Accounts, and all files, computer records and account information necessary for the conversion after the Closing Date of the Trust Accounts, from the operating systems of Seller to such systems as Purchaser may designate. To the extent necessary, Seller shall use its reasonable efforts to attempt to cause any third party servicer or other third party to provide access to such party's premises and adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Any such investigation or examination pursuant to this Section 6.3(b) shall be at Purchaser's expense. Without limiting any of the foregoing, Purchaser and its authorized representatives shall be specifically entitled to conduct (and Seller shall use its reasonable efforts to attempt to enable it to conduct) tests of any matters as they deem reasonably appropriate.

(c) Any information furnished by Seller or any third party service provider to Purchaser and its representatives pursuant hereto shall be treated as the sole property of Seller and, if the Merger shall not occur, Purchaser and its representatives shall return to Seller all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Purchaser shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (y) was already in Purchaser's possession prior to the disclosure thereof by Seller; or (z) was then generally known to the public; or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, Purchaser is nonetheless compelled to disclose information concerning Seller to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, Purchaser may following written notice to Seller disclose such information to such Governmental Entity without liability hereunder. Purchaser shall promptly notify Seller in writing of any request by any Governmental Entity for disclosure of any information required to be kept confidential hereunder.

6.4 Legal Conditions to Transaction.

Subject to the terms and conditions of this Agreement, each of Purchaser, Parent and Seller shall use its reasonable best efforts: (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties or their respective Subsidiaries with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Purchaser, Parent or Seller, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement, provided, however, that none of Parent, Seller nor Purchaser shall be required to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval or exemption is likely, in the reasonable, good faith opinion of such party's Board of Directors, to result in the imposition of a Burdensome Condition.

6.5 Current Information.

During the period from the date of this Agreement to the Closing Date, Seller will cause one or more of its designated representatives to confer periodically with representatives of Purchaser and to report the general status of its ongoing business and operations with respect to the Trust Accounts. Seller will provide Purchaser within five Business Days of the end of each month after the date of this Agreement and prior to the Closing Date, an updated listing of the Trust Accounts and will promptly notify Purchaser of any material change in the Trust Accounts and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any litigation involving or relating to any of the Trust Accounts, and will keep Purchaser fully informed of such events. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby.

6.6 Publicity.

Except as may be required by applicable law or by the rules or regulations of any Government Entity or securities exchange, none of Parent, Seller nor Purchaser shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, with respect to any of the transactions contemplated hereby without the prior review and consent of the other party. The parties shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

6.7 Seller's Expenses.

None of the expenses incurred or to be incurred by Seller in connection with this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses for services rendered by any attorneys, accountants, investment bankers and other advisors and agents of Seller, if any, in connection with the transactions contemplated hereby) or otherwise shall be expensed, accrued or otherwise reflected on the books and records of Trust Company.

6.8 Non-competition.

(a) For a period of four years following the Closing Date, neither Parent, Partners Trust, nor any of their Subsidiaries, will (i) engage in any Competitive Activity in the following New York State counties: Broome, Chenango, Cortland, Delaware, Fulton, Herkimer, Madison, Oneida, Onondaga, Otsego, Tioga and Tompkins, and any other counties in which Seller's fiduciary clients are located, (ii) seek to persuade any testator, grantor, settlor, administrator, trustee, beneficiary or remainderman of any Non-objecting Trust Account (each, a "Trust Party") to terminate in whole or in part its trust relationship with Purchaser, (iii) seek to persuade any investment management customer of any Investment Management Account (each, an "Investment Management Customer") to terminate in whole or in part its Investment Management Account with Purchaser, (iv) solicit to provide any Trust Party trust services of the type provided to such party by Partners Trust prior to the Merger, or (v) solicit to provide any Investment Management Customer investment management services of the type provided to such party by Partners Trust prior to the Merger. Notwithstanding the foregoing, Parent, Partners Trust and its Subsidiaries shall be permitted to (A) engage in any other banking and financial services with any Trust Party or Investment Management Customer, (B) engage in advertising, marketing campaigns and other forms of general solicitation for other banking and financial services that are not specifically directed or targeted to any Trust Party or Investment Management Customer, (C) respond to unsolicited inquiries by any Trust Party or Investment Management Customer and (D) provide notices or communications relating to the transactions contemplated hereby.

(b) For a period of four years following the Closing Date, neither Parent, Partners Trust, nor any of their Subsidiaries will (i) employ or otherwise retain, directly or indirectly, any person identified on Schedule 6.8(b)(1), or (ii) employ or otherwise retain, directly or indirectly, any person identified on Schedule 6.8(b)(2) in any position where such individual would engage in investment management, trust or related fiduciary services. Notwithstanding anything to the contrary in this Section 6.8(b), in the event of a Change in Control or Acquisition, the provisions of this Section 6.8(b) shall be of no force and effect as to any given individual identified on Schedules 6.8(b)(1) - 6.8(b)(2) in the event any such individual is employed by any party (other than Parent or Seller) to such Change in Control or Acquisition transaction immediately prior to entering into any such transaction.

(c) Notwithstanding anything to the contrary in Section 6.8(a), in the event of a Change in Control, the provisions of Section 6.8(a)(i)-6.8(a)(v) shall cease and be of no force and effect; provided, however, that if a Change in Control occurs during the 24 month period following the Closing Date (the "Restricted Period"), then Seller shall pay to Purchaser an amount equal to the product of (i) the number of full months remaining in the Restricted Period after the effective date of the Change in Control, multiplied by (ii) $16,667. In the event of an Acquisition, (x) the provisions of Section 6.8(a)(i) shall cease and be of no force and effect, (y) the provisions of 6.8(a)(ii) and 6.8(iv) shall not apply to any Trust Party with which any party to such Acquisition transaction (other than Parent, Partners Trust or its Subsidiaries) has a preexisting relationship in respect of trust activities at the time of such Acquisition and (z) the provisions of 6.8(a)(iii) and 6.8(v) shall not apply to any Investment Management Customer with which any party to such Acquisition transaction (other than Parent, Partners Trust or its Subsidiaries) has a preexisting relationship in respect of investment management activities at the time of such Acquisition.

(d) If any of the restrictions set forth in Section 6.8(a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforcement of the remainder of such restrictions and covenants shall not thereby be adversely affected. Seller agrees that, if any provision of Section 6.8(a) should be adjudicated to be invalid or unenforceable, then to the extent any such provision may be made valid and enforceable by limitations on the scope of the activities, geographical area or time period covered, such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible.

(e) Seller's obligations under this Section 6.8 are of a special and unique character, which gives them a peculiar value, and are supported by valuable consideration. The parties agree that Purchaser cannot be reasonably or adequately compensated in damages in an action at law in the event that Seller breaches such obligations. Therefore, Seller expressly agrees that Purchaser shall be entitled to injunctive and other equitable relief, together with reasonable attorney's fees, without bond or other security in the event of a breach by Seller of any of its obligations or agreements in this Section 6.8 in addition to any other rights or remedies which Purchaser may possess. Furthermore, the obligations of Seller and the rights and remedies of Purchaser under this Agreement are cumulative, and not in lieu of, any obligations, rights, or remedies created by applicable law.

6.9 Trust Company.

Partners Trust shall use commercially reasonable efforts to cause Trust Company to be duly organized promptly following the execution of this Agreement. Promptly following the organization of Trust Company, Partners Trust shall cause this Agreement to be approved on behalf of Trust Company and shall cause Trust Company to execute and deliver to Purchaser this Agreement, to deliver to Purchaser true, complete and correct copies of the organization certificate and bylaws of Trust Company, to promptly file the Section 154 Petition as contemplated by Section 6.2, and to take all other action necessary to consummate the transactions contemplated hereby, subject to the terms and conditions hereof.

6.10 Tax Returns.

All tax returns related to the Trust Accounts ("Tax Returns") for the year ending in 2006 which are due after the Closing Date shall be prepared by Purchaser at Purchaser's sole cost and expense (with the direct and ongoing assistance of Seller's fiduciary tax staff at Seller's expense) and Seller shall cooperate with Purchaser in providing all information needed by Purchaser in connection therewith. To the extent permitted by law, tax preparation Fees will be charged to the Trust Accounts. Any Tax Returns for the year ending in 2006 which are due on or before the Closing Date shall be prepared by Seller at its sole cost and expense. During the period from the date of this Agreement and continuing until the Closing Date, Seller shall continue any preparation work with respect to the Tax Returns that it would otherwise perform in the ordinary course consistent with past practice.

6.11 Pro-ration of Fees; Termination Fees.

To the extent that Fees are paid in advance in respect of any Non-objecting Trust Account for the period during which the Closing Date occurs, Seller shall on the Closing Date make a payment to Purchaser, with respect to each such Non-Objecting Trust Account, equal to the amount determined by multiplying (i) the total amount of such fee paid for such period in respect of such Non-objecting Trust Account times (ii) a fraction, the numerator of which is the number of days remaining in such period after the Closing Date and the denominator of which is the total number of days in the period. To the extent that fees are paid in arrears in respect of any Non-objecting Trust Account for the period during which the Closing Date occurs, Purchaser shall make a payment to Seller equal to the amount determined by multiplying (i) the total amount of such fee paid for such period times (ii) a fraction, the numerator of which is the number of days elapsed in such period (through and including the Closing Date) and the denominator of which is the total number of days in the period. Any such payments shall be made to Seller by the end of the month in which the fees are received by Purchaser. Any "tax letter fee" received in respect of the Non-objecting Trust Accounts shall be fully allocated to the party that prepares and files the tax returns for the fiscal year to which the fee relates. Termination fees generated after the Closing Date from Trust Accounts with respect to which, prior to the Closing Date, a petition has been filed with the Surrogate's Court with respect to termination of the trust or where a valid receipt and release has been mailed to interested parties will be paid to Seller as and when such fees are collected. All accrued and unpaid amounts through the Closing Date for any pending estate listed on Schedule 6.11 of the Partners Disclosure Schedule shall be paid to Seller on the Closing Date in accordance with the accrual schedule set forth at Schedule 6.11 of the Partners Disclosure Schedule.

6.12 Employee Matters.

No employees of Seller will be transferred to, or shall become employees or contractors of, Purchaser or any of Purchaser's Affiliates in connection with or as a direct result of the transactions contemplated by this Agreement, although Purchaser may, in its discretion, hire or retain one (1) or more employees. Seller will be responsible for any severance payments due to employees of Seller terminated as a result of the Merger; provided however, that in the event that Purchaser or any of Purchaser's Affiliates employ or engage any such persons at any time within twelve months following the Closing Date, Purchaser shall pay to Seller an amount equal to all severance payments paid by Seller to such persons. It is agreed that the employees listed on Schedule 6.12 will be hired by Purchaser and shall not be provided with severance payments by Seller.

6.13 Preservation of Records.

The parties agree that each of them shall preserve and keep the Records held by them relating to administration of the Trust Accounts after the Closing Date and shall make such Records available to the other as may be reasonably required by such party. In the event either party wishes to destroy (or permit to be destroyed) such Records after that time, such party shall first give ninety (90) days' prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the Records within one hundred and eighty (180) days after the date of such notice.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Parent and Partners Trust shall defend, indemnify and hold harmless Purchaser and its Affiliates, each of their respective officers, directors, employees and agents from and against any and all Losses which it or they suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims): (i) any inaccuracy in or breach of any representation or warranty made by Parent or Seller in this Agreement; (ii) any breach or nonperformance of any covenant to be performed by Parent or Seller pursuant to this Agreement; (iii) any actions or omissions of Parent or Seller with respect to, the Trust Accounts (other than Objecting Trust Accounts) at any time prior to the Effective Time; (iv) the administration of the Trust Accounts (other than Objecting Trust Accounts) prior to the Effective Time; or (v) Seller's failure to deliver any Governing Agreement with respect to any Trust Account (other than an Objecting Trust Account) . The indemnifications provided in this Article VII shall be exclusive remedies and the parties shall not be entitled to any additional remedies available to them.

(b) From and after the Closing Date, subject to the terms and conditions of this Agreement, Purchaser shall indemnify and hold harmless Parent, Seller and its Affiliates, each of their respective officers, directors, employees and agents from and against any and all Losses which it or they suffer, incur, or sustain arising out of or attributable to (whether or not arising out of third party claims) (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement, (ii) any breach or nonperformance of any covenant to be performed by Purchaser pursuant to this Agreement, and (iii) the business or operations of Purchaser with respect to the Non-objecting Trust Accounts which Losses arise from actions or omissions of Purchaser after the Closing Date.

(c) Without limiting the generality of the foregoing provisions of this Section 7.1, as between Seller and Purchaser, the parties agree that with respect to Losses relating to Non-objecting Trust Accounts arising from a breach by Seller or Purchaser, as the case may be, of its fiduciary duty with respect to the management or administration of the Non-objecting Trust Accounts:

(i) Seller shall be solely responsible for any Losses with respect to claims of third parties arising from a breach by Seller of its fiduciary duty on or before the Closing Date ("Seller Matter"), except to the extent Losses which accrue subsequent to the Closing Date are attributable to Purchaser's breach of fiduciary duty subsequent to the Closing Date;

(ii) Purchaser shall be solely responsible for any Losses with respect to claims of third parties arising from a breach by Purchaser of its fiduciary duty after the Closing Date ("Purchaser Matter") except to the extent Losses are attributable to a breach of fiduciary duties by Seller;

(iii) Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates for any Losses with respect to a Seller Matter, except to the extent Losses which accrue subsequent to the Closing Date are attributable to Purchaser's breach of fiduciary duty subsequent to the Closing Date; and

(iv) Purchaser shall indemnify Seller and its Affiliates for any Losses with respect to an Purchaser Matter except to the extent Losses are attributable to a breach of fiduciary duties by Seller.

(d) Notwithstanding any other provision in this Agreement to the contrary, none of Parent, Seller nor Purchaser shall be charged with any obligation under the foregoing indemnity (i) unless the aggregate amount of Losses exceeds $30,000 (it being understood that once the aggregate amount of Losses exceeds $30,000, the indemnifying party shall be liable only for all Losses in excess of $30,000).

(e) The obligations to indemnify and hold harmless a party pursuant to this Section 7.1, other than indemnification obligations provided in Sections 7.1(a)(iv), 7.1(b)(iii) and 7.1(c) hereof, shall terminate on the twenty-fourth month anniversary of the Closing Date, except that, with respect to any fiduciary liability, such obligations shall terminate upon final discharge of the fiduciary in a valid accounting proceeding; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have previously made a claim within the appropriate time by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification; and provided, further that all covenants to be performed prior to the Closing shall terminate at the Closing.

(f) The maximum aggregate amount of Losses for which indemnity may be recovered from Seller pursuant to this Article VII shall be an amount equal to 35% of the Merger Consideration, and Purchaser and the other Indemnified Parties hereunder shall have no recourse against any assets of Seller or any of its Affiliates in excess of such amount.

(g) The amount of any Losses claimed by any Seller Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto. Purchaser shall use its reasonable best efforts to (i) cause the Purchaser Indemnified Parties to seek the benefits of any insurance, indemnity, contribution or other payments or recoveries of a like nature applicable to such Losses, and (ii) otherwise mitigate the amount of Losses.

(h) An Indemnified Party shall not be entitled to multiple recovery for the same Losses.

(i) In determining the amount of indemnification due under this Article VI, all payments shall be reduced by any tax benefit actually realized by the Indemnified Party on account of the underlying claim.

7.2 Procedure.

(a) Any party entitled to be indemnified under this Agreement (an "Indemnified Party") seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give prompt written notice to the other party hereunder (the "Indemnifying Party"). Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 45 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay.

(b) Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 45 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim. In such an event, the Indemnifying Party shall pay the fees and disbursements of counsel to each of the Indemnifying Party and the Indemnified Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements. Notwithstanding anything to the contrary contained in this paragraph (b), in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnified Party shall, subject to the terms and conditions of this Article VII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in this paragraph (b) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article VII, reimburse the Indemnified Party for any costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such Third Party Claim.

(c) Notwithstanding the foregoing, if an offer of settlement or compromise is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

(d) Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, it shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 30-day period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to such party by applicable law.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party's Obligations Under This Agreement.

The respective obligations of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All approvals and orders of Governmental Entities (including without limitation the approvals of the Banking Department and the Section 154 Order) required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained, all notices required to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been filed, all such regulatory approvals shall be in full force and effect, and all notice periods and waiting periods required by law or regulation in respect thereof or otherwise applicable to the transactions contemplated by this Agreement shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

(b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prevents the consummation of the Merger or the transaction contemplated hereby.

8.2 Additional Conditions to Seller's Obligations Under This Agreement.

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Seller pursuant to Section 9.4 hereof:

(a) The obligations of Purchaser required to be performed by Purchaser on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks as of an earlier date), and Seller shall have received a certificate of an executive officer of Purchaser to such effect,

(b) No proceeding initiated by any Governmental Entity seeking an injunction shall be pending, and

(c) None of the Requisite Regulatory Approvals shall contain any non-customary condition or requirement (a "Burdensome Condition") relating to Parent or Seller or any of their respective Affiliates, that would so materially and adversely impact the economic or business benefits of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable, good faith judgment, have entered into this Agreement.

8.3 Additional Conditions to Purchaser's Obligations Under This Agreement.

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Purchaser pursuant to Section 9.4 hereof:

(a) The obligations of Seller required to be performed by Seller on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks to an earlier date); and Purchaser shall have received a certificate of an executive officer of Seller to such effect, and

(b) No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

(c) No event shall have occurred and no condition shall exist which has or is reasonably likely to have a Material Adverse Effect on the Trust Accounts or the trust administration business being acquired by Purchaser; and

(d) None of the Requisite Regulatory Approvals shall contain any Burdensome Condition relating to Purchaser, any of Purchaser's Affiliates or Trust Company that would so materially and adversely impact the economic or business benefits of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable, good faith judgment, have entered into this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Seller or Purchaser, upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended petition or application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

(c) by either Seller or Purchaser, if the Merger shall not have been consummated on or before June 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by Purchaser) or Section 8.3(a) (in the case of a breach of a representation or warranty by Seller); or

(e) by either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto.

9.2 Effect of Termination.

In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 9.2 and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement,

9.3 Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing; Deliveries of Seller at Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first Business Day immediately following the effective date of the Section 154 Order, or the first Business Day thereafter on which all of the conditions set forth in Article VIII (other than those conditions which relate to actions to be taken at the Closing) shall have been satisfied (or, where permissible, waived) (the "Closing Date"), at the offices of Sayles & Evans, One West Church Street, Elmira, New York 14901, unless another time, date or place is agreed to in writing by the parties hereto.

(b) At the Closing, Trust Company shall deliver to Purchaser possession of all Trust Assets held on behalf of the Trust Accounts (other than Objecting Trust Accounts) of the kinds and in the amounts required by the related Governing Agreements, free of any liens or encumbrances other than those expressly provided under the applicable Governing Agreements. Until possession of each of such Trust Assets related to a Trust Account (other than an Objecting Trust Account) is so delivered, Trust Company (or Seller to the extent still in possession of any such Trust Asset) shall hold the same as custodian for the benefit of Purchaser.

(c) At the Closing, Seller shall transfer to Purchaser, at the times and in the manner set forth in writing by Purchaser, custody of all files, papers, books, Records, Systems Records, documents, microfilm, certificate inventory and similar property which are necessary for or which pertain to the ongoing administration and servicing of the Trust Accounts (other than Objecting Trust Accounts) and the Trust Asset Portfolio.

(d) At the Closing, Seller shall deliver to Purchaser such other instruments of transfer as shall be necessary to transfer to and vest in Purchaser all of the right, title and interest of Seller in and to such Trust Accounts (other than Objecting Trust Accounts) and the Trust Assets held therein.

10.2 Expenses.

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's breach of any provision of this Agreement.

10.3 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Purchaser, to:

Chemung Canal Trust Company

One Chemung Canal Plaza

P.O. Box 1522

Elmira, New York 14902-1522

Attention: Melinda Sartori

Telephone: 607-737-3889

Facsimile: 607-737-3858

Copy to (which shall not constitute notice):

John R. Alexander, Esq.

Sayles & Evans

One West Church Street

Elmira, New York 14901

Telephone: 607-337-2271

Facsimile: 607-734-1754

(b) If to Parent or Seller, to:

Partners Trust Bank

233 Genesee Street

Utica, New York 13501

Attention: Steven A. Covert

Telephone: (315) 738-4993

Facsimile: (315) 738-5056

Copy to (which shall not constitute notice):
Hogan & Hartson L.L.P.

555 13th Street, N.W.

Washington, DC 20004

Attention: Stuart G. Stein, Esq.

Telephone: (202) 637-8575

Facsimile: (202) 637-5910

10.4 Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Counterparts; Facsimiles; pdf.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart (provided that notwithstanding the foregoing, this Agreement shall become effective with respect to Purchaser and Seller when counterparts have been signed by each of them and delivered to the other). Executed documents transmitted by facsimile or pdf shall be deemed originals.

10.6 Entire Agreement.

This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof

10.7 Governing Law; Venue.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law rules. Any legal disputes hereunder shall be brought exclusively in the state or federal courts of New York.

10.8 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9 Assignment; No Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the date set forth above.

CHEMUNG CANAL TRUST COMPANY

By: /s/ Melinda Sartori

Name: Melinda Sartori

Title: Executive Vice President

PARTNERS TRUST FINANCIAL GROUP, INC.

By: /s/ Steven A. Covert

Name: Steven A. Covert

Title: Senior Executive Vice President and

Chief Operating Officer

PARTNERS TRUST BANK

By: /s/ Steven A. Covert

Name: Steven A. Covert

Title: Senior Executive Vice President and

Chief Operating Officer

PARTNERS LIMITED TRUST CO.

By: _________________________________

Name: ___________________________

Title: ___________________________